Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description is a description of the common stock, $0.00001 par value per share, of AN2 Therapeutics, Inc. (the “Company,” “we,” “our,” or “us”) which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our amended and restated certificate of incorporation, as amended by the Certificate of Designations of Series A Junior Participating Preferred Stock (collectively, the “Restated Certificate”), and amended and restated bylaws (the “Bylaws”), both of which are exhibits to our Annual Report on Form 10-K of which this exhibit is a part. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Restated Certificate and our Bylaws.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share. 500,000 shares of our preferred stock are designated as Series A Junior Participating Preferred Stock.

Common Stock

Voting Rights

The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Our Restated Certificate does not provide for cumulative voting for the election of directors. Our Restated Certificate establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend certain provisions of our Restated Certificate, including provisions relating to amending our Bylaws, the classified structure of our board of directors, the size of our board of directors, removal of directors, director liability, vacancies on our board of directors, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Economic Rights

Except as otherwise expressly provided in our Restated Certificate or required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Liquidation Rights. On our liquidation, dissolution, or winding-up, the holders of our common stock will be entitled to share equally, identically, and ratably in all assets remaining after the payment of any liabilities, liquidation preferences, and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

No Preemptive or Similar Rights

The holders of shares of our common stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. 500,000 shares of our preferred stock are designated as Series A Junior Participating Preferred Stock. The Series A Junior Participating Preferred Stock was authorized in connection with that certain Rights Agreement, dated as of August 15, 2024, between the Company and Equiniti Trust Company, LLC (the “Rights Agreement”). The right to purchase shares of Series A Junior Participating Preferred Stock under the Rights Agreement expired in accordance with its terms on August 15, 2025. As of the date hereof, no shares of Series A Junior Participating Preferred Stock are outstanding.

Anti-Takeover Provisions

The provisions of Delaware law, our Restated Certificate, and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Restated Certificate and Bylaws

Our Restated Certificate and our Bylaws also provide that all stockholder actions are required to be taken by a vote of the stockholders at a duly called annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. According to our Bylaws, a special meeting of stockholders may only be called by a majority of our board of directors, the chair of our board of directors, or our chief executive officer or president. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

Our Restated Certificate provides for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year. Our Restated Certificate also provides that directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an annual election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

The foregoing provisions make it more difficult for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL, or Section 203. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, subject to certain exceptions. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Choice of Forum

Our Restated Certificate provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom is the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on our behalf; (ii) any claim or cause of action for a breach of fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (iii) any claim or cause of action against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, our Restated Certificate, or our Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of our Restated Certificate or our Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against us or any of our current or former directors, officers or other employees governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Our Restated Certificate further provides that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against a defendant to such complaint. The choice of forum provisions would not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

For the avoidance of doubt, these provisions are intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Additionally, our Restated Certificate provides that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification

Our Restated Certificate contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability of:

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a director or an officer for any breach of the director’s or officer’s duty of loyalty to us or its stockholders;

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a director or an officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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a director pursuant to Section 174 of the DGCL;

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a director or an officer for any transaction from which the director or officer derived an improper personal benefit; or

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an officer in any action by or in the right of us.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Restated Certificate authorizes us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Each of our Restated Certificate and Bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also obligate us to, on satisfaction of certain conditions, advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Restated Certificate and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages.

Exchange Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ANTX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.